Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Apollomics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Cany Forward Form Type	Cany Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Secondary Offering

Equity	Class A Ordinary Shares(3)	Other	19,166,666 Class A Ordinary Shares	$0.34(4)	$6,516,666.44	0.00014760	$961.86

Total Offering Amounts					$6,516,666.44		$961.86

Total Fees Previously Paid							$0.00

Total Fee Offsets							$0.00

Net Fee Due							$961.86

(1)

The securities are being registered solely in connection with the resale of Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), of Apollomics Inc. (the “Company”) by the selling securityholders named in this registration statement.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	19,166,666 Class A Ordinary Shares are hereby registered for sale by the Selling Securityholders named in this registration statement.
(4)	In accordance with Rule 457(c), based on the average of the high ($0.35) and low ($0.32) prices of the Class A Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) on May 16, 2024.